Exhibit 99.2

Press Release

Micromet and CancerVax Complete Merger To Form Micromet, Inc.

CARLSBAD, CA, and Munich, Germany, May 5, 2006 — CancerVax Corporation (NASDAQ: CNVX), a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment of cancer, and Micromet AG, one of the leading privately-held European biopharmaceutical companies focused on the development of antibody-based drugs, announced today the completion of their merger and the change of the combined company’s name to “Micromet, Inc.” The company is incorporated in Delaware and Micromet AG has become a wholly-owned subsidiary of Micromet, Inc. In connection with the merger, CancerVax effected a 1-for-3 reverse stock split of its common stock. The combined company’s common stock will trade on the Nasdaq National Market on a post-split basis under the new ticker symbol “MITI” beginning May 8, 2006.

The merger creates a transatlantic, Nasdaq-listed company with a highly differentiated drug development pipeline focused on oncology, autoimmune and inflammatory diseases, and a strong, proprietary technology base for the development of antibody-based product candidates.

Christian Itin, President and CEO of Micromet, Inc., commented, “Micromet, Inc. builds on a strong pipeline of antibody-based therapeutics, a unique technology base, a strong R&D organization and established partnerships with premier biopharmaceutical companies. The Company is now ideally positioned to address our key markets in both the U.S. and Europe.”

David F. Hale, Chairman of the Board of Directors of the combined company, added, “This transaction underscores our objective of maximizing value for our stockholders, and will result in an organization with a robust pipeline of drug candidates as well as significant experience in drug discovery and development.”

Under the terms of the agreement, CancerVax issued common stock to Micromet stockholders such that Micromet stockholders now own approximately 67.5 percent of the combined company and CancerVax stockholders own approximately 32.5 percent. Following the completion of the merger and the reverse stock split, the combined company now has approximately 29.2 million shares of common stock outstanding.

In connection with the closing of the merger, the parties agreed to waive two closing conditions of the merger. The parties agreed to waive the requirement that CancerVax’s outstanding indebtedness to Silicon Valley Bank be repaid prior to the closing and Silicon Valley Bank agreed that such indebtedness did not have to be repaid at the closing. In addition, the parties agreed that the ninth director of the company, who was originally expected to be designated by Micromet AG prior to the completion of the merger, would instead be named following the completion of the merger.

About Micromet, Inc. ( www.micromet-inc.com )

Micromet, Inc. is a biopharmaceutical company with a focus on the development of novel, proprietary antibody-based products for cancer and inflammatory and autoimmune diseases. Two product candidates are currently in clinical trials. MT201, a recombinant human monoclonal antibody, is being evaluated in Phase 2 clinical trials for the treatment of patients with breast cancer and prostate cancer. MT103 is being studied in a Phase 1 clinical trial for the treatment of patients with non-Hodgkin’s lymphoma. Micromet has established a drug development platform based on its BiTE® technology, a unique, antibody-based format that leverages the cytotoxic potential of T cells, the most powerful ‘killer cells’ of the human immune system. Micromet has established collaborations with MedImmune, Inc. and Serono.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the merger transaction, the efficacy, safety, and intended utilization of the companies’ respective product candidates, the conduct and results of future clinical trials, and plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include difficulties encountered in integrating merged businesses, the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Micromet, Inc. will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed in CancerVax’s periodic reports and other filings with the SEC.

Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. CancerVax undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts for Micromet, Inc.:

Media Europe:

Evelyn Wolf, evelyn.wolf@micromet-inc.com, + 49 89 895277-220

Media US:

Susan Noonan, susan@sanoonan.com, (212) 966-3650

Investors:

Ines-Regina Buth, ines.buth@micromet-inc.com, (760) 494-4235 (U.S.), +49 89 895277-221 (Europe)

SOURCE: Micromet, Inc.

http://www.micromet-inc.com